Exhibit 99.1

For Further Information:

AT ECHO HEALTHCARE:	AT FINANCIAL RELATIONS BOARD:
Joel Kanter	Kathy Price
President and Secretary	General Information
Echo Healthcare Acquisition Corp.	(213) 486-6547
(703) 760-7888	kprice@frbir.com

FOR IMMEDIATE RELEASE
ECHO HEALTHCARE COMPLETES MERGER WITH
XLNT VETERINARY CARE

- Echo Healthcare Acquisition Corp. Changes Name to
Pet DRx Corporation -

VIENNA, Virginia – January 7, 2008 – Echo Healthcare Acquisition Corp. (“Echo” or the “Company”) (OTCBB: EHHA; EHHAW; EHHAU), a blank check company, today announced that its stockholders approved Echo’s merger transaction with XLNT Veterinary Care, Inc. (“XLNT”), a provider of primary and specialty veterinary care services to companion animals with 26 fully-owned animal hospitals, on January 4, 2008.  The closing of the merger took place promptly thereafter.  In connection with the merger, Echo changed its name to Pet DRx Corporation.  Holders of approximately 78% of Echo’s outstanding common stock voted in favor of the transaction.

With the merger now completed, Echo is no longer a blank check company.  The Company’s outstanding common stock, warrants and units will continue to be quoted on the OTC Bulletin Board under the symbols “EHHA”, “EHHAW” and “EHHAU,” respectively.

The final exchange ratio (the ratio by which the shares of XLNT common stock will be exchanged for shares of Echo common stock), will be determined when certain financial calculations required by the merger agreement have been completed.  The Company expects to announce the final exchange ratio later this week.

 “We are pleased to have received investor approval and to have completed this merger,” stated Gene Burleson, Echo Chairman and CEO, who will continue as chairman of Pet DRx Corporation.  “XLNT offers a first-rate platform on which to build a leading, national veterinary care practice.  On behalf of both management teams, I want to thank our stockholders, customers and dedicated employees for their support throughout this process.”

Zubeen Shroff, a managing director of Galen Partners, a principal investor in XLNT, who will serve as vice chairman of Pet DRx, continued, “The management team is now well positioned to continue executing on its business plan and working to build a premier national veterinary care practice.  We at Galen look forward to Pet DRx’s continued growth and success in this market.”

In addition to approving the merger, Echo stockholders also approved the following related proposals: (i) an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of common stock from 25,000,000 shares to 90,000,000 shares and the authorized shares of preferred stock from 1,000,000 to 10,000,000 shares; (ii) the 2007 Pet DRx Corporation Stock Incentive Plan; and (iii) the payment, out of proceeds currently held in trust, of the consulting fees incurred by Windy City, Inc. for the benefit of Echo relating to the engagement of Strategic Alliance Network.

A total of 1,361,573 shares issued in Echo’s initial public offering were cast in opposition to the transaction and elected to be converted into a pro rata portion of the proceeds from the initial public offering held in trust, representing less than 19% of the shares issued in the initial public offering.  Cash in the amount of approximately $11 million (representing $8.10 per share) will be paid to these stockholders.

About Pet DRx Corporation

Pet DRx, a provider of veterinary primary care and specialized services to companion animals through a network of fully-owned veterinary hospitals, was formed through the merger of Echo Healthcare Acquisition Corp., a blank check company, and XLNT Veterinary Care, Inc.  Pet DRx currently owns and operates 26 veterinary hospitals in the state of California, with approximately 800 employees.

Safe Harbor Statement

Certain matters discussed in this press release, including statements as to the expected benefits of the combination of the two companies, future product and service offerings and expected synergies, are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, the ability to successfully integrate the two companies and achieve expected synergies following the merger, the ability of the Company to successfully acquire, integrate and operate veterinary hospitals and clinics, requirements or changes affecting the businesses in which the Company is engaged, veterinary services trends, including factors affecting supply and demand, dependence on acquisitions for growth, labor and personnel relations, changing interpretations of generally accepted accounting principles and other risks detailed from time to time in the Company’s SEC reports, including its Form 10-K and 10-Q filings and Form S-4 Registration Statement. These forward-looking statements speak only as of the date hereof. The Company disclaims any intention or obligation to update or revise any forward-looking statements.

###